Exhibit 3.1

CERTIFICATE OF DESIGNATION OF SERIES A MANDATORILY CONVERTIBLE CUMULATIVE NON-VOTING PERPETUAL PREFERRED STOCK OF LEAP THERAPEUTICS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Leap Therapeutics, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the Certificate of Incorporation and Bylaws of the Corporation and applicable law, adopted the following resolution on December 31, 2019 creating a series of preferred stock, par value $0.001 per share, of the Corporation designated as “Series A Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock”.

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the Bylaws of the Corporation and applicable law, a series of preferred stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.               Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means this Certificate of Designation of Series A Preferred Stock of the Corporation, as the same may be amended and/or restated, modified or supplemented from time to time.

“Change of Control” means (i) any merger or consolidation of the Corporation with or into another Person, in which the Corporation is not the surviving entity and in which the stockholders of the Corporation immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Corporation effects any sale to another Person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Corporation or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Corporation and the Corporation or such other Person, as applicable, accepts such tender for payment, (iv) the Corporation consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the voting power of the capital stock of the Corporation (except for any such transaction in which the stockholders of the Corporation immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 7(a)).

“Change of Control Redemption Price” shall have the meaning set forth in Section 8.

“Code” means the U.S. Internal Revenue Code of 1986, as amended (including any successor statute).

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and any other class of securities into which such securities may hereafter be classified or changed into.

“Conversion Amount” shall have the meaning set forth in Section 6(a).

“Conversion Warrants” means, collectively, the Pre-Funded Warrants and the Series A Coverage Warrants.

“Corporation” means Leap Therapeutics, Inc.

“Coverage Warrants” shall have the meaning ascribed thereto in the Securities Purchase Agreement.

“DGCL” shall mean the Delaware General Corporation Law.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Holder” means any holder of Series A Preferred Stock.

“Issuance Date” means January 7, 2020.

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Liquidation Preference” shall mean $10.54.

“Mandatory Conversion Date” shall have the meaning set forth in Section 6(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pre-Funded Warrants” means the “Pre-Funded Warrants” as defined in the Securities Purchase Agreement.

“Pre-Funded Warrants Conversion Amount” shall have the meaning set forth in Section 6(a).

“Section 5(c) Participating Holders” shall have the meaning set forth in Section 5(c).

“Securities Purchase Agreement” means that certain securities purchase agreement, dated as of January 3, 2020, by and among the Corporation and the “Purchasers” named therein.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series A Cash Dividend” shall have the meaning set forth in Section 3(a).

“Series A Coverage Warrant” means one of the “Series A Coverage Warrants” as defined in the Securities Purchase Agreement.

“Series A Coverage Warrants Conversion Amount” shall have the meaning set forth in Section 6(a).

“Series A Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series A Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Series B Certificate of Designation” means the Certificate of Designation of the Series B Preferred Stock.

“Series B Preferred Stock” means the Corporation’s Series B Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, with a par value of $0.001 per share.

“Stockholder Approval” shall have the meaning ascribed thereto in the Securities Purchase Agreement.

“Transfer Agent” shall have the meaning set forth in Section 6(b)(i).

Section 2.               Designation; Amount and Par Value; Assignment.

(a)               The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation's Series A Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 1,421,801 (which shall not be subject to increase without the written consent of the Holders of a majority of the issued and outstanding Series A Preferred Stock). Each share of Series A Preferred Stock shall have a par value of $0.001 per share. Except as set forth herein with respect to the additional rights to dividends, rank and liquidation, the Series A Preferred Stock is intended to provide the same economic rights as the Common Stock. Accordingly, the Corporation shall not treat the Series A Preferred Stock as “preferred stock” within the meaning of Sections 351(g)(3)(A) or 356(e) of the Code and the Treasury Regulations thereunder, unless an alternative treatment is required as a result of a “final determination” within the meaning of Section 1313(a) of the Code.

(b)               The Corporation shall register shares of the Series A Preferred Stock in the name of the Holders thereof from time to time upon records to be maintained by the Corporation for that purpose, or, at the option of the Corporation, the Corporation's transfer agent (the “Series A Preferred Stock Register”). The Series A Preferred Stock may be issued in certificated or book entry form, provided that the Corporation shall issue one or more certificates representing shares of Series A Preferred Stock, to the extent such issuance is requested by a given Holder. References herein to certificates representing the Series A Preferred Stock shall apply only if such shares have been issued in certificated form. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee (if requested) and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3.               Dividends.

(a)               Unless the Series A Preferred Stock has been converted in accordance with Section 6, and subject to the preferential rights of holders of any class or series of Senior Securities, the holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for the payment of dividends, cash dividends at the rate of 8% per annum (which, for the avoidance of doubt, shall be in addition to the entitlement of the holders of Series A Preferred stock to any dividends declared on the outstanding shares of Common Stock on an as-converted basis). Dividends on the Series A Preferred Stock are cumulative and payable in arrears in accordance with the provisions set forth below in this Section 3(a). Dividends on any outstanding shares of the Series A Preferred Stock (each a “Series A Cash Dividend”) shall be payable quarterly in arrears within forty-five (45) days after the end of each quarter (each such payment date, a “Dividend Payment Date”); provided, however, dividends will begin accruing on the Issuance Date and the first Series A Cash Dividend will be payable within forty-five (45) days after the quarter ending June 30, 2020 and will be in an amount equal to the total amount of accrued dividends on any outstanding shares of the Series A Preferred Stock during the period commencing on the Issuance Date and ending on June 30, 2020. Any dividend payable on the Series A Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be any date designated by the Board of Directors for the payment of dividends that is not more than 90 nor less than five days prior to such Dividend Payment Date.

(b)               So long as any shares of Series A Preferred Stock remain outstanding, the vote by written consent of holders of not less than a majority of the shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a class, shall be required in order for the Corporation to (i) make any dividend or distribution to holders of Common Stock (including any redemptions or repurchases of any Common Stock), including (A) evidences of its indebtedness, (B) any security (other than a distribution of Common Stock covered by Section 7(a)), (C) cash or any other property or asset, or (D) rights or warrants to subscribe for or purchase any security, indebtedness, any other property or rights; (ii) pursue the approval of any stockholders of the Corporation in connection with the reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (iii) authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

(c)               When dividends are not paid in full upon the Series A Preferred Stock or any other class or series of Parity Securities, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any shares of Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Securities do not have a cumulative dividend). For the avoidance of doubt, whether or not declared by the Board, all accrued and unpaid dividends on all shares of Series A Preferred Stock shall be included in clause (x) of Section 6(a) for the determination of the Conversion Amount.

(d)               The Corporation shall use reasonable best efforts (which shall include consultation with nationally recognized tax counsel or a nationally recognized accounting firm in the preparation of the Corporation’s tax returns and information returns and reports) to timely provide a Holder and its tax advisers, upon request, with (i) any information or tax forms (including, without limitation, IRS Form 1099 or IRS Form 1042-S) to the extent necessary to enable any direct or indirect Holder to prepare and file any tax returns or calculate or pay any withholding or income tax, if any, and (ii) access to the Corporation’s tax advisors in connection with the foregoing. Notwithstanding the foregoing, the Corporation and its tax advisors will not be responsible for preparing any such tax return for such Holder.

Section 4.               Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Preferred Stock shall have no voting rights and shall not be included in determining the number of shares voting or entitled to vote on any matter. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote by written consent of the holders of a majority of the Series A Preferred Stock and Series B Preferred Stock, voting together as a class, (a) create any class of Senior Securities or Parity Securities (other than this Series A Preferred Stock or the Series B Preferred Stock), (b) modify the terms of this Series A Preferred Stock or the Series B Preferred Stock, (c) liquidate, dissolve or wind-up the business and affairs of the Corporation in any form of transaction, or consent to any of the foregoing or (d) take any other action which, under the laws of Delaware or any other applicable law, requires the prior approval (by vote or written consent) of this Series A Preferred Stock and the Series B Preferred Stock, voting together as a separate class. The Corporation will not amend the Series B Certificate of Designation (or any subsequent provisions) without making an equivalent amendment to this Certificate of Designation.

Section 5.               Rank; Liquidation.

(a)               The Series A Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Stock (“Junior Securities”); (iii) on parity with the Series B Preferred Stock and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series A Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

(b)               Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive, prior and in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount per share of Series A Preferred Stock held by such Holder equal to the Liquidation Preference plus an additional amount equal to any dividends accrued and unpaid and/or declared but unpaid on such share of Series A Preferred Stock. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series A Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series A Preferred Stock and holders of shares of Parity Securities in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock and Parity Securities held by them upon such distribution if all amounts payable on or with respect to such shares of Series A Preferred Stock and Parity Securities were paid in full.

(c)               Upon a liquidation, dissolution or winding up of the Corporation, after payment in full of all preferential amounts required to be paid to the Holders under Section 5(b), all preferential amounts required to be paid to the holders of all Parity Securities pursuant to the terms thereof and all amounts that are required to be paid to the holders of all Junior Securities pursuant to the terms thereof prior and in preference to the distribution of any amounts to the holders of Common Stock, the Holders shall be entitled to participate with the holders of Senior Securities then outstanding, the holders of Parity Securities then outstanding, the holders of Junior Securities then outstanding and the holders of Common Stock then outstanding (collectively, the “Section 5(c) Participating Holders”), pro rata as a single class based on the number of outstanding shares of Common Stock on an as-converted basis (assuming exercise of the underlying Pre-Funded Warrants and the underlying Coverage Warrants) held by each of the Section 5(c) Participating Holders as of immediately prior to the liquidation, dissolution or winding up of the Corporation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

Section 6.               Mandatory Conversion Upon Stockholder Approval.

(a)               Mandatory Conversion Upon Stockholder Approval. Upon the Corporation obtaining Stockholder Approval (the time of obtaining such Stockholder Approval is referred to herein as the “Mandatory Conversion Date”), then, for each Holder, the outstanding shares of Series A Preferred Stock held by such Holder shall automatically be converted, free of deduction or withholding for any taxes, into (i) a Pre-Funded Warrant to purchase a number of shares of Common Stock equal to (x) the sum of the Liquidation Preference and all accrued and unpaid dividends on all shares of Series A Preferred Stock held by such Holder; divided by (y) $1.054 (as such amount may be adjusted from time to time pursuant to Section 7, the “Pre-Funded Warrants Conversion Amount”) and (ii) a Series A Coverage Warrant to purchase the same number of shares of Common Stock as set forth in the preceding clause (i) (the “Series A Coverage Warrants Conversion Amount” and together with the Pre-Funded Warrants Conversion Amount, each a “Conversion Amount”). The Corporation will not amend Section 6(a) of the Series B Certificate of Designation (or any subsequent provisions) without making an equivalent amendment to this Section 6(a).

(b)               Mechanics of Conversion.

(i)                 Procedural Requirements. All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Date. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Date. Upon receipt of such notice, each holder of certificated shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and, if requested, an agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 6(a), including the rights, if any, to receive notices and vote (other than notice of the Mandatory Conversion Date or as a holder of Common Stock), will terminate at the Mandatory Conversion Date (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), and the Holders will be deemed to have acquired the Conversion Warrants as of the Mandatory Conversion Date. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement), if any, for Series A Preferred Stock, the Corporation shall issue, or cause Continental Stock Transfer and Trust Company (the “Transfer Agent”) to issue, to each Holder the Conversion Warrants issued to such Holder on the Mandatory Conversion Date pursuant to this Section 6, and the Corporation shall register, or cause the Transfer Agent to register, in the name of such Holder such Conversion Warrants on the warrant ledger with respect to such Conversion Warrants. The Corporation will also issue and deliver to such Holder cash as provided in Section 6(b)(iii) in lieu of any fraction of a share of a Conversion Warrant otherwise issuable upon such conversion.

(ii)              [RESERVED.]

(iii)            Fractional Shares. Fractional shares, if any, of Conversion Warrants will not be issued upon conversion but, in lieu thereof, the Corporation will make a cash payment based on such fraction times the closing price of the Corporation's Common Stock as reported on the NASDAQ Global Market or such other stock exchange or quotation system on which the Common Stock is then listed or quoted, on the trading day immediately preceding the Mandatory Conversion Date.

(iv)             Transfer Taxes. The issuance of Conversion Warrants upon conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Warrants, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Warrants upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Warrants unless or until the such registered Holder(s) shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(v)               Tax Treatment. The Corporation shall use reasonable best efforts (which shall include consultation with nationally recognized tax counsel or a nationally recognized accounting firm in the preparation of the Corporation’s tax returns and information returns and reports) to treat the conversion described in Section 6(a) as a “recapitalization” pursuant to a “plan of reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and not treat any portion of the Conversion Warrants as “other property or money” within the meaning of Section 356(a) of the Code, unless, in each case, an alternative treatment is required as a result of a “final determination” within the meaning of Section 1313(a) of the Code. In the event that the Corporation or the U.S. taxing authorities take a position contrary to such treatment as a “recapitalization” or as not “other property or money,” or U.S. withholding or income tax is otherwise deducted or imposed in connection with the foregoing, the Corporation shall indemnify the direct or indirect Holders of Series A Preferred Stock (or the Conversion Warrants into which they are converted, as applicable) who are non-U.S. persons for U.S. federal income tax purposes and who are not required to treat the relevant income as “effectively connected” with the conduct of a U.S. trade or business within the meaning of Section 864(c) of the Code, on an after-tax basis, for any U.S. withholding or income tax actually deducted with respect to or imposed on such Holders.

Section 7.               Certain Adjustments.

(a)               If the Corporation shall, at any time or from time to time prior to conversion of shares of Series A Preferred Stock, (i) pay a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock issued and outstanding on the Issuance Date and in accordance with the terms of such stock on the Issuance Date (or as amended) that is payable in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue by reclassification of shares of capital stock any additional shares of Common Stock of the Corporation, then, and in each such case, the Conversion Amount in effect immediately prior to such event shall be adjusted (and/or any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock (assuming exercise of the underlying Conversion Warrants) or other securities of the Corporation, cash or other assets, rights or property that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. Any adjustment made pursuant to clause (i) or (iv) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution. Any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)               Notice to the Holders. Whenever the Conversion Amount is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Amount after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 8.               Redemption. No later than ten days prior to the consummation of a Change of Control to which the Corporation is a party, the Corporation shall deliver written notice thereof to the Holders and publicly disclose such notice setting forth a description of such transaction in reasonable detail and the anticipated Change of Control Redemption Date. In connection with any Change of Control (regardless of whether the Corporation is a party), the Corporation shall be required to redeem, to the fullest extent permitted by law and out of funds lawfully available therefor, all of such Holder’s Series A Preferred Stock. Any Series A Preferred Stock subject to redemption pursuant to this Section 8 shall, to the fullest extent permitted by law and out of funds lawfully available therefor, be redeemed by the Corporation in cash, without interest, at a price equal to the economic value of the Common Stock underlying the Pre-Funded Warrants, and, if in-the-money, the Common Stock underlying the Series A Coverage Warrants (assuming a “cashless exercise” thereof) (the “Change of Control Redemption Price”). For the avoidance of doubt, if the Change of Control Redemption Price is a negative number, the Corporation shall have no obligation to pay the holder the Change of Control Redemption Price. The Corporation shall make payment of the Change of Control Redemption Price (x) immediately prior to the Change of Control if the Corporation is a party thereto, and (y) substantially concurrently with the Change of Control if the Corporation is not a party thereto.

Section 9.               Miscellaneous.

(a)               Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 47 Thorndike Street, Suite B1-1, Cambridge, MA, facsimile: (617) 395-2647, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)               Lost or Mutilated Series A Preferred Stock Certificate. If a Holder's Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c)               Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series A Preferred Stock then outstanding.

(d)               Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)               Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f)                Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g)               Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or reacquired by the Corporation, such shares shall, without need for any action by the Board of Directors or otherwise, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

(h)               Series B Preferred Stock. Notwithstanding anything herein to the contrary, the Series B Preferred Stock shall be considered Parity Securities hereunder. Further, holders of Series A Preferred Stock and Series B Preferred Stock shall vote together as a single class on all matters, except to the extent otherwise required under the DGCL.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 7th day of January, 2020.

LEAP THERAPEUTICS, INC.

By:	/s/ Christopher Mirabeilli, Ph.D.
	Name:	Christopher Mirabeilli, Ph.D.
	Title:	President and Chief Executive Officer

[Signature Page to Certificate of Designation]